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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                              ____________________

                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  February 12, 2001

                              ____________________


                           divine interVentures, inc.

             (Exact name of registrant as specified in its charter)


           Delaware                      0-30043                36-4301991
(State or other jurisdiction of      (Commission File         (IRS Employer
incorporation or organization)            Number)           Identification No.)


                        3333 Warrenville Road, Suite 800
                             Lisle, Illinois 60532
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code:  (630) 799-7500


                              ____________________



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Item 5.   Other Events.

SageMaker Acquisition

On February 13, 2001 divine interVentures, inc. ("divine") announced that it expects to acquire enterprise information portal solutions company SageMaker, Inc. divine expects the all-stock deal to be valued at approximately $16.5 million and to be completed by late February. SageMaker develops and delivers end-to-end e-business platform solutions that manage and enterprise's high-value, high-volume internal and external content and applications.

In connection with the announcement of the expected acquisition of SageMaker, divine also announced its intention to focus its development on enterprise information portals (EIPs). EIPs enable companies to efficiently manage externally and internally produced business applications and information. The acquisition of SageMaker would represent the first acquisition in divine's previously-announced strategy to consolidate companies in what it views as the most promising digital economy sectors.

divine issued a news release announcing the expected SageMaker acquisition and its strategy to focus on enterprise information portals. A copy of the news release is filed herewith as Exhibit 99.1 and is incorporated herein by this reference.

Stockholder Rights Plan

Separately, divine announced today that on January 31, 2001, the Board of Directors (the "Board") of divine declared a dividend distribution of one Right for each outstanding share of class A common stock ("Common Stock") to stockholders of record at the close of business on February 23, 2001 (the "Record Date"). Each Right entitles the registered holder to purchase from divine one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), at a Purchase Price of $15.00, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between divine and Computershare Investor Services, LLC, as Rights Agent.

Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 Business Days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of fifteen percent (15%) or more, or twenty percent (20%) or more if such person or group owned ten percent (10%) or more on the adoption date of the Rights Agreement, of the outstanding shares of Common Stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by divine or (ii) 10 Business Days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, divine reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on January 31, 2011, unless earlier redeemed, exchanged, or extended by divine.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property, or other securities of divine) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by divine as set forth below.

For example, at an exercise price of $15.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $30.00 worth of Common Stock (or other consideration, as noted above) for $15.00. Assuming that the Common Stock had a per share value of $2.00 at such time, the holder of each valid Right would be entitled to purchase fifteen shares of Common Stock for $15.00.

In the event that, at any time following the Stock Acquisition Date, (i) divine engages in a merger or other business combination transaction in which divine is not the surviving corporation, (ii) divine engages in a merger or other business combination transaction in which divine is the surviving corporation and the Common Stock of divine is changed or exchanged, or (iii) 50% or more of divine's assets, cash flow, or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events".

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of divine's preferred stock having equivalent rights, preferences, and privileges), per Right (subject to adjustment).

At any time until ten (10) Business Days following the Stock Acquisition Date, divine may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock, or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of divine, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to divine, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of divine or for common stock of the acquiring company as set forth above.

Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen a time period relating to when the Rights may be redeemed may be made at such time as the Rights are not redeemable.

A copy of the Rights Agreement is being filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from divine. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

     divine issued a news release announcing the adoption of the stockholder rights plan. A copy of the news release is filed herewith as
Exhibit 99.2 and is incorporated herein by this reference.

Item 7.   Financial Statements and Exhibits.

          Exhibits.
          --------

          The exhibits to this report are listed in the Exhibit Index set forth elsewhere herein.
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 13, 2001

                      divine interVentures, inc.



                                      By: /s/ Michael P. Cullinane
                                         ----------------------------------
                                         Michael P. Cullinane
                                         Executive Vice President, Chief
                                         Financial Officer, and Treasurer
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                           divine interVentures, inc.
                           --------------------------

                                 Exhibit Index
                                 -------------




     Exhibit
     Number                       Description of Exhibit
     ------                       ----------------------

       4.1 Rights Agreement, dated as of February 12, 2001, between divine interVentures, inc. and Computershare Investor Services, LLC, as Rights Agent, including the form of Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.001 per share, as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until after the Distribution Date (as such term is defined in the Rights Agreement) (incorporated herein by reference to Exhibit 1 of the Registration Statement on Form 8-A of the Company filed with the Securities and Exchange Commission on February 13, 2001).

      99.1 News release dated as of February 13, 2001 by divine interVentures, inc.

      99.2 News release dated as of February 13, 2001 by divine interVentures, inc.